Exhibit 1.01

Conflict Minerals Report

This Conflict Minerals Report (this “Report”) is filed as Exhibit 1.01 to the Specialized Disclosure Form on Form SD filed by TransDigm Group Incorporated and its affiliates (the “Company” or “TransDigm”) with respect to calendar year 2014 as required by Exchange Act Rule 13p-1 and Item 1.01(c) of Form SD.

Twenty-eight (28) TransDigm suppliers, identified through TransDigm’s RCOI, have indicated that certain necessary conflict minerals originated from a covered country. As required by the SEC’s rules, TransDigm has conducted additional due diligence on the chain and custody of the conflict minerals provided by these suppliers. This due diligence is described below; however, based on the two year temporary exemption provided by the SEC’s rules and in accordance with the guidance provided by the SEC (Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule, Keith F. Higgins, Director, SEC Division of Corporation Finance, April 29, 2014), TransDigm has not obtained an independent private sector audit of this Report.

Following TransDigm’s RCOI with respect to these twenty-eight (28) suppliers, in accordance with OECD due diligence guidance, TransDigm conducted additional due diligence with respect to such suppliers’ necessary conflict minerals and their initial responses to TransDigm’s RCOI. Specifically, in addition to the RCOI described in TransDigm’s Form SD, TransDigm requested that these twenty-eight (28) suppliers provide additional information with respect to the sourcing of necessary conflict minerals from covered countries.

In response, twenty-four (24) of these suppliers provided copies of its, or its direct or indirect suppliers’, Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative (EICC/GeSI) Conflict Minerals Reporting Template (the “EICC/GeSI Template”), of which eight (8) indicated that their necessary conflict minerals originated from CFS compliant smelters (as certified by the EICC). The other suppliers that provided the EICC/GeSI Template indicated that its necessary conflict minerals originated from a covered country, but that they had not yet received information from all of their suppliers, or that the smelter of such conflict mineral was still undergoing certification as to whether the source of its conflict minerals was one of the covered countries or funded armed groups in any of the covered countries. The suppliers that did not provide EICC/GeSI Templates provided alternative information that indicated that their necessary conflict minerals originated from a covered country but did not provide, or stated that they were unable to provide, additional information on the smelters or other source of origin of such conflict minerals.

As of the date of TransDigm’s submission of its Form SD and this Report, TransDigm has been unable to independently verify (i) whether any of these suppliers’ necessary conflict minerals originated from one of the covered countries, or (ii) the statements in certain of these suppliers’ EICC/GeSI Templates that the smelters are CFS compliant.

In addition, due to the very recent submission of these twenty-eight (28) suppliers’ information, as of the date of TransDigm’s submission of this Form SD and this Report, TransDigm has been unable to reliably determine the facilities used to process the necessary conflict minerals indicated by these twenty-eight (28) suppliers or the country of origin of such necessary conflict minerals. TransDigm is continuing its efforts to determine the mine or location of origin of these necessary conflict minerals with the greatest possible specificity.

TransDigm intends to take steps to mitigate the risk that its necessary conflict minerals benefit armed groups including, but not limited to, improving its RCOI and due diligence processes with its subsidiaries and operating units, maintaining and improving communications with suppliers regarding conflict minerals, and incorporating conflict minerals reporting obligations in its sourcing and purchasing agreements and purchasing terms and conditions, as well as requiring suppliers to conform to disclosure requirements that contribute to TransDigm’s continued compliance under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related SEC rules.